Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT
by and between
MEDTRONIC GROUP HOLDING, INC.
and
KANGAROO US HOLDCO 2, INC.
Dated as of March 1, 2026

i

ii

iii

EMPLOYEE MATTERS AGREEMENT, dated as of March 1, 2026, by and between Medtronic Group Holding, Inc., a Minnesota corporation (“Medtronic”) and Kangaroo US Holdco 2, Inc., a Delaware corporation (“SplitCo” and, each of Medtronic and SplitCo, a “Party” and together, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).
R E C I T A L S
WHEREAS, Medtronic and SplitCo have entered into a Separation Agreement, which sets forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and describes certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Divestment or the Other Disposition, as applicable, and the relationship of Medtronic, SplitCo and their respective Subsidiaries following the Separation;
WHEREAS, in connection therewith, the Parties have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and other employment matters.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.
“Active Participant” has the meaning set forth in Section 5.01.
“Administrative Model” has the meaning set forth in Section 7.08.
“Agreement” means this Employee Matters Agreement.
“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, performance unit, deferred stock unit or other equity-based compensation, severance pay, retention, change in control, salary continuation, life insurance, death benefit, health, hospitalization, workers compensation, welfare benefits, perquisites, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA.
“CAP” has the meaning set forth in Section 9.01(a).
“CBA” means either the Medtronic CBA or the SplitCo CBA, as the context requires.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Collective Bargaining Agreement” means any collective bargaining, works council or other similar agreement, Contract or arrangement with any labor union, works council or other labor representative applicable to any SplitCo Employee.
“Continuation Period” means the period from the Standup Date (or, in respect of Deferred Market Employees or SplitCo Visa Employees, the Deferred Separation Date or the Deferred Employee Date, respectively), through the later of (a) any continuation period required by applicable Law or CBA, and (b) a period of twelve (12) months following the Standup Date (or, in respect of Deferred Market Employees or SplitCo Visa Employees, the Deferred Separation Date or the Deferred Employee Date, respectively).
“Conversion Ratio” means the quotient, rounded to four (4) decimal places, of (a) the average closing trading price of a Medtronic Parent Ordinary Share for the last three consecutive regular trading days (9:30 am to 4:00 pm EST) on the Exchange, ending on the last regular trading day (9:30 am to 4:00 pm EST) ending immediately preceding the Separation Date, divided by (b) the average closing trading price of a share of SplitCo Common Stock for three consecutive regular trading days (9:30 am to 4:00 pm EST) on the Exchange, starting with and including the first regular trading day (9:30 am to 4:00 pm EST) on which the Separation occurs.
“Deferred Employee Date” has the meaning set forth in Section 2.01(d).
“Deferred Market Employee” has the meaning set forth in Section 2.10.
“Dispute” has the meaning set forth in Section 2.11(e).
“Employment Records” has the meaning set forth in Section 2.09.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in effect thereunder.
“FICA” has the meaning set forth in Section 9.01(d).
“Former Medtronic Employee” means each individual who, as of the Standup Date, is a former employee of a Medtronic Entity and who is not a Former SplitCo Employee.

“Former SplitCo Employee” means (a) each former employee who separated from employment with a SplitCo Entity prior to the Standup Date and (b) each former employee who separated from employment with a Medtronic Entity prior to the Standup Date and who was primarily dedicated to the SplitCo Business as of immediately prior to his or her separation from employment. For purposes of clause (b), an employee shall be deemed “primarily dedicated to the SplitCo Business” if, immediately prior to such individual’s separation from employment, (x) such employee was accounted for in the external reporting of the SplitCo Business in Medtronic’s financial accounting systems, or (y) the majority (more than 50%) of such employee’s working time was allocated to the SplitCo Business.
“German Works Council Completion” means the date on which Medtronic reaches an agreement with the applicable works council of the relevant member of the Medtronic Group on a balance of interest agreement (Interessenausgleich) or, if an agreement is not reached following an arbitration (Eingungsstelle), the date on which arbitration has failed.
“Individual Agreement” means any individual (a) employment contract, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, noncompetition and non-solicitation provisions) between a Medtronic Entity or SplitCo Entity, on the one hand, and a SplitCo Employee, on the other hand, in each case as in effect immediately prior to the Standup Date.
“Medtronic” has the meaning set forth in the preamble.
“Medtronic Benefit Plan” means any Benefit Plan (a) that is sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any Medtronic Entity or (b) that is an Individual Agreement to which a Medtronic Entity is a party, but in each case excluding any SplitCo Benefit Plan.
“Medtronic CBA” means each Collective Bargaining Agreement covering Medtronic Employees.
“Medtronic Deferred PSU Award” means a performance share unit granted under the Medtronic Stock Plans (i) that has vested as the Separation Date and remains outstanding as a Medtronic DSU Award, and (ii) for which the holder has elected to defer distribution until a future date in accordance with the terms of the applicable Medtronic Stock Plan, including upon the holder’s retirement or termination of employment.
“Medtronic Dividend Equivalent Unit” means a dividend equivalent unit denominated in Medtronic Parent Ordinary Shares that is credited in respect of a Medtronic RSU Award or Medtronic PSU Award.

“Medtronic DSU Award” means an award representing a contractual right to receive Medtronic Parent Ordinary Shares granted pursuant to the Medtronic Stock Plans that is outstanding immediately prior to the Effective Time.
“Medtronic Employee” means each employee of the Medtronic Group or the SplitCo Group who is not a SplitCo Employee.
“Medtronic Employee Liabilities” means the following Liabilities:
(a)    all Liabilities (including those arising under any Action) arising under or related to a Medtronic Benefit Plan and the Retained Medtronic Awards, other than as provided in this Agreement;
(b)    all Liabilities (including those arising under any Action) arising under or related to any Action with respect to all Medtronic Employees or Former Medtronic Employees at any time prior to, on or after the Standup Date;
(c)    all Liabilities with respect to the employment and termination of all Medtronic Employees and Former Medtronic Employees, whether arising before, on or after the Standup Date; and
(d)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Medtronic Group, including pursuant to Section 5.02, Schedule VI and prong (f) of the definition of “SplitCo Employee Liabilities” hereof.
“Medtronic Entity” means any member of the Medtronic Group.
“Medtronic ESPP” means the Medtronic plc 2024 Employee Stock Purchase Plan, as amended from time to time.
“Medtronic Non-Qualified Plan” means each Medtronic Benefit Plan that is a nonqualified deferred compensation plan or arrangement, including any such plan that is an excess defined benefit or defined contribution plan.
“Medtronic Option Award” means an option to purchase Medtronic Parent Ordinary Shares granted under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date.
“Medtronic OUS Pension Plan” means each Medtronic Benefit Plan that is a defined benefit plan providing lump sum and/or pension benefits on retirement and/or leaving service that is maintained in or is contributed to in respect of current or former employees who are or were principally employed in, any jurisdiction outside of the United States.
“Medtronic 2024 PSU Award” means a performance share unit with respect to Medtronic Parent Ordinary Shares granted in fiscal year 2024 for the fiscal years 2024-2026 performance period under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date.
“Medtronic 2025 PSU Award” means a performance share unit with respect to Medtronic Parent Ordinary Shares granted in fiscal year 2025 for the fiscal years 2025-2027 performance period under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date.
“Medtronic 2026 PSU Award” means a performance share unit with respect to Medtronic Parent Ordinary Shares granted in fiscal year 2026 for the fiscal years 2026-2028 performance period under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date.
“Medtronic PSU Award” means a performance share unit with respect to Medtronic Parent Ordinary Shares granted under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date but specifically excluding the Medtronic 2024 PSU Awards.
“Medtronic RSU Award” means a restricted share unit (including any restricted share unit that, as of the Separation Date, was previously earned based on performance-based vesting conditions but remains subject solely to service-based vesting conditions) with respect to Medtronic Parent Ordinary Shares granted under the Medtronic Stock Plans and outstanding as of immediately prior to the Separation Date.
“Medtronic Stock Plans” means the Medtronic 2003 Long-Term Incentive Plan, the Medtronic 2008 Stock Award and Incentive Plan, the Medtronic 2013 Stock Award and Incentive Plan, and the Medtronic plc 2021 Long-Term Incentive Plan, each as amended and restated from time to time.
“Medtronic Welfare Plan” means a Welfare Plan that is a Medtronic Benefit Plan.
“Netherlands Works Council Completion” means the date on which the applicable works council of the relevant member of the Medtronic Group has rendered a neutral or positive opinion in writing and Medtronic has taken a decision in line with the opinion or until Medtronic reasonably concludes that, as a matter of Dutch Law, the applicable works council of the Dutch Medtronic Entity is deemed to have been consulted and to have rendered a negative opinion and Medtronic has taken a decision that is not in line with the negative opinion and the one-month waiting period has lapsed in which the works council has not initiated legal proceedings before the Enterprise Chamber of the Amsterdam Court of Appeal, or the works council has waived the one-month waiting period, in accordance with the provisions of Dutch Law, or in case the works council initiated legal proceedings before the Enterprise Chamber of the Amsterdam Court of Appeal in accordance with the provisions of Dutch Law and the Enterprise Chamber of the Amsterdam Court of Appeal rules that the Dutch Medtronic Entity can implement the decision.
“Non-U.S. DC Plan” has the meaning set forth in Section 6.06.

“NRPS” has the meaning set forth in Section 9.01(a).
“Party” has the meaning set forth in the preamble.
“Payroll Transition Date” has the meaning set forth in Section 6.01.
“Periodic Review” has the meaning set forth in Section 2.11(c).
“Puerto Rico Code” has the meaning set forth in Section 6.01.
“Refusal Employee” has the meaning set forth in Section 2.02.
“Retained Medtronic Awards” means, collectively, (i) each Medtronic 2024 PSU Award held by any SplitCo Employee as of the Separation Date, and (ii) each Medtronic Option Award held by any SplitCo Employee as of the Separation Date.
“Savings Plan Transfer Date” has the meaning set forth in Section 6.02.
“Second Step Transaction” means the Divestment or the Other Disposition, as applicable.
“Separation Agreement” has the meaning set forth in the preamble.
“Shared-Services Employee” means any employee who, immediately prior to such individual’s Standup Date (or, for any such Shared-Services Employee that is a SplitCo Leave Employee, immediately prior to the date on which such individual became a SplitCo Leave Employee), allocated 50% or less of such employee’s working to the SplitCo Business but who occupies a role or position that is listed on Schedule I attached hereto (it being understood that such roles and positions provide support to the SplitCo Business and have been selected by the Parties in good faith and in accordance with the methodology mutually established by Parties prior to the date hereof).
“SplitCo” has the meaning set forth in the preamble.
“SplitCo Benefit Plan” means any Benefit Plan (a) that is solely sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any SplitCo Entity, (b) that is an Individual Agreement to which a SplitCo Entity and/or a SplitCo Employee or Former SplitCo Employee is a party, (c) that is solely for the benefit of SplitCo Employees and/or Former SplitCo Employees, or (d) assumed or adopted by SplitCo pursuant to the terms of this Agreement.
“SplitCo CBA” means each Collective Bargaining Agreement covering SplitCo Employees or the SplitCo Business.
“SplitCo CBA Liabilities” means all Liabilities arising under or related to any SplitCo CBA, including any Liabilities related to a Medtronic CBA covering SplitCo Employees or Former SplitCo Employee.

“SplitCo Dividend Equivalent Unit” means a dividend equivalent unit denominated in shares of SplitCo Common Stock that is credited in respect of a SplitCo RSU Award or SplitCo PSU Award in accordance with Section 7.02 or Section 7.03, as applicable.
“SplitCo DSU Award” has the meaning set forth in Section 7.02.
“SplitCo Employee” means each employee, including any such employee who is hired or engaged by Medtronic, SplitCo or any of their Affiliates following the date of this Agreement, as of immediately prior to the Standup Date, who is (a) employed by a SplitCo Entity, (b) a SplitCo Transfer Employee, or (c) a SplitCo Offer Employee, including all Shared-Services Employees. During the period commencing on the date hereof and ending on the Divestment Date, the Parties shall work together in good faith to consider and agree (in writing) pursuant to Section 2.11 hereof if any additional employees, roles or positions not listed on Schedule I attached hereto, including any Medtronic Employees agreed among the Parties to temporarily support SplitCo following the Standup Date as a result of the transactions contemplated by this Agreement, the Separation Agreement and/or the TSA, shall be considered SplitCo Employees.
“SplitCo Employee Liabilities” means the following Liabilities:
(a)    all Liabilities (including those arising under any Action) arising under or related to a SplitCo Benefit Plan other than as provided in this Agreement;
(b)    all Liabilities (including those arising under any Action) arising under or related to any Action with respect to all SplitCo Employees or Former SplitCo Employees (including SplitCo Leave Employees) at any time prior to, on or after the Standup Date;
(c)    all Liabilities with respect to the employment and termination of all SplitCo Employees and Former SplitCo Employees (including SplitCo Leave Employees), whether arising before, on or after the Standup Date;
(d)    the SplitCo CBA Liabilities;
(e)    all Liabilities arising under or related to SplitCo Employees, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SplitCo Business; and
(f)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SplitCo Group, including pursuant to Section 5.02 and as set forth on Schedule III hereof; provided, that with respect to any Shared-Services Employee, the aforementioned Liabilities, solely to the extent incurred prior such Shared-Services Employee’s Standup Date, shall be allocated between Medtronic and SplitCo pro-rata based on, and consistent with, the good-faith allocation of such employee’s working time between the respective businesses during the twelve (12) months immediately preceding such Shared-Services Employee’s Standup Date (or, for any such Shared-Services Employee that is a SplitCo Leave Employee, immediately prior to the date on which such individual became a SplitCo Leave Employee).
“SplitCo Entity” means any member of the SplitCo Group.
“SplitCo ESPP” has the meaning set forth in Section 8.05(a).
“SplitCo Leave Employee” means each SplitCo Employee who is (a) receiving long-term disability benefits as of immediately prior to the Standup Date pursuant to a Medtronic Benefit Plan principally covering employees employed in the United States; or (b) employed in an EMEA jurisdiction and who is on an approved long-term leave of absence (including but not limited to long-term illness absence, maternity leave or parental leave) as of immediately prior to and on the Standup Date.
“SplitCo Nonqualified Plans” has the meaning set forth in Section 9.01(a).
“SplitCo Offer Employee” means any employee who (a)(i) is primarily dedicated to the SplitCo Business, or (ii) occupies a role or position that is listed on Schedule I attached hereto (it being understood that such roles and positions provide support to the SplitCo Business and have been selected by the Parties in good faith and in accordance with the methodology mutually established by Parties prior to the date hereof), and (b) is employed in a jurisdiction where the local employment Laws do not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the local employment Laws do provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but applicable Law requires that such employee receives an offer of employment or for any reason). For purposes of clause (a)(i), an employee shall be deemed “primarily dedicated to the SplitCo Business” if, immediately prior to such individual’s Standup Date, (x) such employee was accounted for in the external reporting of the SplitCo Business in Medtronic’s financial accounting systems, or (y) the majority (more than 50%) of such employee’s working time was allocated to the SplitCo Business.
“SplitCo Pension Plan” has the meaning set forth in Section 5.01.
“SplitCo RSU Award” has the meaning set forth in Section 7.02.
“SplitCo Stock Plan” has the meaning set forth in Section 7.01.
“SplitCo Transfer Employee” means any employee who (a) is assigned to the SplitCo Business, and (b) is employed in a jurisdiction where the local employment Laws provide for automatic transfer of employees upon the transfer of a business or part of a business as a going concern, including those who are employed in a jurisdiction listed in Schedule II attached hereto. For purposes of clause (a), an employee shall be deemed “assigned to the SplitCo Business” if, immediately prior to such individual’s Standup Date, such employee was assigned to the SplitCo Business as prescribed under the local employment Laws providing for automatic transfer of employees upon the transfer of a business or part of a business as a going concern.

“SplitCo U.S. Savings Plan” has the meaning set forth in Section 6.01.
“SplitCo Visa Employee” has the meaning set forth in Section 2.01(d).
“SplitCo Welfare Plan” has the meaning set forth in Section 4.01.
“Standup Date” means (a) for SplitCo Employees located in the United Kingdom, January 24, 2026, (b) for SplitCo Employees located in the United States and Puerto Rico, February 28, 2026, and (c) for all other SplitCo Employees, March 1, 2026; provided, that for any SplitCo Employee that is also a SplitCo Visa Employee and/or a Deferred Market Employee, the “Standup Date” shall instead refer to the Deferred Employee Date or Deferred Separation Date, respectively and as applicable.
“Taxes” shall have the meaning set forth in the TMA.
“Transferring Pension Plan” has the meaning set forth in Section 5.02(a).
“Transfer Regulations” means the Acquired Rights Directive 2001/23 EC of the European Council dated March 12, 2001, and such applicable Law, agreement or other measure in each Directive Country that implements or extends the Directive which shall for the purpose of this Agreement include the Transfer of Undertakings (Protection of Employment) Regulations 2006 and any other legislation under the applicable Laws of any jurisdiction having the effect of automatically transferring employees’ employment on the transfer of a business or undertaking.
“Welfare Plan” means any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account or flexible spending accounts.
ARTICLE II
General
SECTION 2.01. Employment of SplitCo Employees.
(a) Employee Transfers. Subject to applicable local law, and in respect of SplitCo Transfer Employees located in Germany, subject to the German Works Council Completion, and in respect of SplitCo Transfer Employees located in the Netherlands, the Netherlands Works Council Completion, the Parties intend that the contracts of employment of each SplitCo Transfer Employee, will have effect on or prior to the Standup Date (or, in respect of Deferred Market Employees or SplitCo Visa Employees, the Deferred Separation Date or the Deferred Employee Date, respectively), as if originally made between a member of the SplitCo Group and such SplitCo Employees under the applicable Transfer Regulations. If the contract of any SplitCo Transfer Employee does not transfer, or is alleged not to transfer pursuant to the applicable Transfer Regulations other than as a result of such employee’s objection to such transfer (where such right exists), such employee shall still be considered a SplitCo Offer Employee.
(b) SplitCo Offer Employees. For each SplitCo Offer Employee, and in respect of SplitCo Offer Employees located in Germany, subject to the German Works Council Completion, and in respect of SplitCo Offer Employees located in the Netherlands, the Netherlands Works Council Completion, a SplitCo Entity shall, at least 30 days prior to the Standup Date, Deferred Employee Date or Deferred Separation Date, as applicable, provide to each SplitCo Offer Employee a written offer of employment with a member of the SplitCo Group to commence upon the Standup Date, Deferred Employee Date or Deferred Separation Date, as applicable, or upon such later date as agreed between the Parties. All such offers shall (i) comply with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, this Agreement and (ii) set forth other terms that satisfy all requirements of applicable Law and are sufficient to avoid triggering redundancy, severance, termination or similar entitlements in connection with the transfer of employment from a member of the Medtronic Group to a member of the SplitCo Group. Any offer of employment to a SplitCo Leave Employee will be made in accordance with Section 2.01(c) below. Any offers of employment provided pursuant to this Section 2.01(b) shall be subject to advance review and comment by Medtronic, and SplitCo shall consider in good faith and accept all such reasonable comments.
(c) SplitCo Leave Employees. With the exception of SplitCo Employees who are automatically transferred pursuant to the applicable Transfer Regulations, in the event that any SplitCo Leave Employee returns to work from his or her leave of absence within one (1) year following the Standup Date, then a SplitCo Entity shall make an offer of employment to such individual as soon as practicable, but in no event later than ten (10) days, following such individual’s eligibility to return to active service; provided, that with respect to each such SplitCo Leave Employee who is subject to a SplitCo CBA, the Medtronic Group and the SplitCo Group shall comply with any return-to-work provisions set forth in the applicable SplitCo CBA, and if such SplitCo Leave Employee has a right to return to the Medtronic Group, such SplitCo Leave Employee shall be considered a Medtronic Employee. Offers of employment described in this Section 2.01(c) shall comply with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, this Agreement. Unless otherwise specified in this Agreement or for purposes of this Section 2.01, for any SplitCo Leave Employee, references in this Agreement to the “Standup Date” or “Separation Date” shall be treated as references to the first day and time at which the applicable SplitCo Leave Employee commences employment with the SplitCo Group following such SplitCo Leave Employee’s return to work. Each SplitCo Leave Employee shall, until the date such SplitCo Leave Employee commences employment with a SplitCo Entity in accordance with this Section 2.01(c), remain on Medtronic’s payroll and covered by any applicable Medtronic Benefit Plans and any Liabilities incurred as a result of, arising out of or relating to such continuance of payroll and benefits shall be Medtronic Employee Liabilities; provided, that for all other purposes of this Agreement (including if a SplitCo Leave Employee is unable to return to work within one (1) year of the Standup Date), a SplitCo Leave Employee shall be considered a Former SplitCo Employee, unless and until he or she (i) commences active employment with a member of the SplitCo Group or (ii) becomes treated as a Medtronic Employee pursuant to the first sentence of this Section 2.01(c). In the event that Medtronic terminates a SplitCo Leave Employee as a result of their ineligibility to return to active service within one (1) year of the Standup Date or refusal to accept an offer of employment delivered pursuant to this Section 2.01(c), any Liabilities (including, but not limited to, any claim for severance or other similar payments or benefits, claims of discrimination, retaliation or violation of leave or employment rights under applicable Law, and/or any related legal or outside counsel fees and expenses) incurred as a result of, arising out of or relating to such termination shall be SplitCo Employee Liabilities.
(d) SplitCo Visa Employees. If any SplitCo Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with a member of the SplitCo Group on or after the Standup Date or Deferred Separation Date (as applicable) (each, a “SplitCo Visa Employee”), the SplitCo Group shall promptly file any necessary applications or documents and will take all reasonable actions needed to secure the necessary visa, permit or other approval to allow such SplitCo Visa Employee to commence work with effect from the Standup Date or Deferred Separation Date (as applicable), and Medtronic will provide such assistance as reasonably requested by SplitCo in connection therewith; provided, that SplitCo shall be solely responsible for any costs, fees or expenses incurred in connection with such SplitCo Visa Employee applications and actions. If the necessary work approval is not in place in respect of a SplitCo Visa Employee as at the Standup Date or Deferred Separation Date (as applicable), the transfer of any such SplitCo Visa Employee will be deferred until the date that such visa, work permit or other approval is in place (the “Deferred Employee Date”), and such SplitCo Visa Employee shall, until the Deferred Employee Date, remain on Medtronic’s payroll and covered by any applicable Medtronic Benefit Plans; provided, that any Liabilities incurred as a result of, arising out of or relating to such continuance of payroll and benefits shall be SplitCo Employee Liabilities.
(e) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Medtronic Group or any member of the SplitCo Group to (i) continue the employment of any SplitCo Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law or CBA) or (ii) change the employment status of any SplitCo Employee from “at-will,” to the extent that such SplitCo Employee is an “at-will” employee under applicable Law.
SECTION 2.02. Refusal Employees. In the event that a SplitCo Employee is not employed by a SplitCo Entity on the Standup Date, Deferred Employee Date or Deferred Separation Date (as applicable) solely as a result of such individual rejecting an offer of employment that is otherwise compliant with the requirements set forth in, and provides for compensation and benefits on terms that are consistent with, this Agreement (each a “Refusal Employee”), such Refusal Employee’s employment shall remain with the Medtronic Group as at the Standup Date, Deferred Employee Date or Deferred Separation Date (as applicable); provided, that the relevant member of the Medtronic Group may terminate such Refusal Employee’s employment within six (6) calendar months of the Standup Date, Deferred Employee Date or Deferred Separation Date (as applicable) and any Liabilities arising from or incurred in connection with any such termination (including, without limitation, claims for severance and/or any related legal or outside counsel fees and expenses) shall be Medtronic Employee Liabilities. For the avoidance of doubt, nothing in this Agreement shall create any obligation on the part of any member of the Medtronic Group to continue the employment of any Refusal Employee (except as required by applicable Law or CBA).
SECTION 2.03. Comparable Compensation and Benefits. During the Continuation Period, SplitCo shall provide to each SplitCo Employee: (a) a base salary or wage rate that is not less than that in effect for such SplitCo Employee immediately prior to the Standup Date, (b) short-term incentive compensation opportunities that are no less favorable than those in effect for each such SplitCo Employee immediately prior to the Standup Date, and (c) employee benefits that, in the aggregate, are substantially comparable to those in effect for each such SplitCo Employee immediately prior to the Standup Date (excluding long-term or equity-based incentive compensation, retention payments and other one-time or non-recurring compensation payments and any defined benefit pension plans except where required by applicable Law). Any period of continuous service of a SplitCo Employee with a Medtronic Entity which ends on the Standup Date shall be treated as if it were service with a SplitCo Entity for the purposes of determining eligibility for membership of, vesting of benefits under, and other service-related provisions of, any SplitCo Benefit Plan except to the extent (i) not permitted by applicable Law; (ii) which would result in a duplication of benefits for the SplitCo Employee; or (c) recognized for benefit accrual under defined benefit pension schemes.
SECTION 2.04. General Allocation of Employee Liabilities. Except as otherwise expressly provided in this Agreement, effective as of the Standup Date, (a) a member of the SplitCo Group shall assume or retain, and the members of the SplitCo Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the SplitCo Employee Liabilities, and (b) a member of the Medtronic Group shall assume or retain, and the members of the Medtronic Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the Medtronic Employee Liabilities. No Party shall be required to reimburse the other Party for Liabilities to the extent that such Liabilities have been satisfied prior to the Standup Date. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Separation or Divestment, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.
(a) SplitCo Indemnification. In the event that any transfer of Assets and/or Liabilities pursuant to this Section 2.04 (each, a “Transfer”) is delayed past the time contemplated by this Agreement or otherwise not effectuated in accordance with provisions of this Agreement, the SplitCo Group shall indemnify, defend and hold harmless the members of the Medtronic Group from and against all Liabilities incurred by the Medtronic Group to the extent relating to, arising out of or resulting from such delay or failure, including (A) administrative costs and expenses incurred by the Medtronic Group in connection with retaining or administering any Assets or Liabilities subject to a Transfer that should have been transferred or assumed by the SplitCo Group, and (B) other Liabilities incurred by the Medtronic Group as a result of such delay or failure; provided, that the SplitCo Group shall have no indemnification obligation under this Section 2.04(a) to the extent such delay or failure results exclusively from requirements of applicable Law.
(b) Medtronic Indemnification. In the event that any Transfer is delayed past the time contemplated by this Agreement or otherwise not effected in a timely manner as a result of Medtronic’s failure to reasonably cooperate with SplitCo or otherwise fulfill its obligations under this Section 2.04, the Medtronic Group shall indemnify, defend and hold harmless the members of the SplitCo Group from and against all Liabilities incurred by the SplitCo Group to the extent relating to, arising out of or resulting from such delay or failure; provided, that the Medtronic Group shall have no indemnification obligation under this Section 2.04(b) to the extent such delay or failure results exclusively from (1) requirements of applicable Law, (2) a required approval or consent from a third party that has not been obtained despite the Medtronic Group’s reasonable best efforts, or (3) any act or omission of any member of the SplitCo Group.
(c) Indemnification Procedures. Any indemnification obligation arising under this Section 2.04 shall be subject to, and administered in accordance with, the indemnification procedures set forth in Article VI of the Separation Agreement (including Section 6.04 (Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds), Section 6.05 (Procedures for Indemnification of Third-Party Claims) and Section 6.06 (Additional Matters)), which procedures are incorporated herein by reference.
SECTION 2.05. General Treatment of Employee Benefits. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, the Separation Agreement or any Ancillary Agreement or as required by the terms of any Medtronic Benefit Plan or by applicable Law, the Medtronic Group will take all actions necessary or appropriate so that active participation in Medtronic Benefit Plans (other than any equity-compensation plans) by all SplitCo Employees will terminate as of immediately prior to the Standup Date (other than in the case Deferred Market Employees or SplitCo Visa Employees, who shall terminate active participation on Deferred Separation Date or the Deferred Employee Date, respectively) and each member of the SplitCo Group will cease to be a participating employer under the terms of such Medtronic Benefit Plans as of such time.
SECTION 2.06. Non-Termination of Employment or Benefits. Except as otherwise required by applicable Law or an Individual Agreement, neither this Agreement, the Separation Agreement nor any Ancillary Agreement shall be construed to create any right or accelerate any entitlement to any compensation or benefit on the part of any Medtronic Employee, SplitCo Employee, Former Medtronic Employee or Former SplitCo Employee. Without limiting the generality of the foregoing, except as otherwise required by applicable Law or an Individual Agreement, neither the Initial Public Offering, the Second Step Transaction nor the transfers of employment contemplated by Section 2.01 shall cause any individual to be deemed to have incurred a termination of employment or to have created any entitlement to any severance payments or benefits or the commencement of any other benefits under any Medtronic Benefit Plan or any SplitCo Benefit Plan. Neither the Initial Public Offering nor the Second Step Transaction shall constitute a “change in control” (or term of similar meaning) for purposes of any Medtronic Benefit Plan or any SplitCo Benefit Plan.

SECTION 2.07. Power to Amend. Subject to the Parties’ compliance with the remaining terms of this Agreement, nothing in this Agreement shall prevent any member of the SplitCo Group or any member of the Medtronic Group from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any SplitCo Benefit Plan or Medtronic Benefit Plan, any benefit under any SplitCo Benefit Plan or Medtronic Benefit Plan or any trust, insurance policy or funding vehicle related to any SplitCo Benefit Plan or Medtronic Benefit Plan, as applicable.
SECTION 2.08. No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Medtronic Employee or SplitCo Employee. Except as otherwise expressly provided in this Agreement, this Agreement shall not limit the ability of any member of the SplitCo Group or any member of the Medtronic Group to change the position, compensation or benefits of any of its employees for performance-related, business or any other reasons or require any such entity to continue the employment of any such employee for any period of time; provided, however, that in the event of any such termination of employment or modification of the terms and conditions of employment, any associated Liabilities shall be SplitCo Employee Liabilities or Medtronic Employee Liabilities, as applicable.
SECTION 2.09. Personnel Records. Transmission, access to, storage, retention and the use of any information and records regarding the employment and personnel matters of the Medtronic Employees, SplitCo Employees, Former Medtronic Employees and Former SplitCo Employees (collectively, “Employment Records”) shall be governed by Article VII of the Separation Agreement, except as otherwise explicitly provided herein. The Medtronic Group shall, subject to applicable Law, collect and transfer to the SplitCo Group all Employment Records primarily relating to the SplitCo Employees and Former SplitCo Employees as soon as reasonably practicable following the Standup Date; provided, that (a) the collection and transfer of any Employment Records shall be subject to (i) any restrictions or review and approval procedures required by any Collective Bargaining Agreement or (ii) where the Medtronic Group determines it to be necessary or desirable, review and approval by any works council or other employee representative body; and (b) the Medtronic Group shall not be required to collect and transfer any Employment Records where it determines, in its reasonable discretion, that it is not practical to do so, such as in the case of intermingled hard-copy records. Notwithstanding the foregoing, the Medtronic Group shall retain access to and use of all Employment Records relating to SplitCo Employees through the Divestment Date as reasonably necessary for purposes of administering payroll, benefits, and other employment-related obligations following the Standup Date in compliance with applicable data protection Laws. To the extent any Employment Records are transferred to the SplitCo Group prior to the Divestment Date, the Medtronic Group shall retain copies of such records, and the SplitCo Group shall provide the Medtronic Group with reasonable access to the original Employment Records as necessary for the Medtronic Group to fulfill its payroll and administrative obligations through the Divestment Date. Following the Standup Date, the SplitCo Group may reasonably request the collection and transfer of any additional Employment Records primarily related to the SplitCo Employees and Former SplitCo Employees, and the Medtronic Group shall use commercially reasonable efforts to fulfill any such request, taking into consideration applicable Law, the requirements of any

Collective Bargaining Agreement, the requirements and requests of any works council or other employee representative body and the effort involved in collecting and transferring such Employment Records, including in separating any intermingled Employment Records. Except where prohibited by applicable Law, the Medtronic Group shall be permitted to retain copies of all Employment Records transferred to the SplitCo Group for the maximum period of time permitted by applicable Law. The SplitCo Group shall indemnify and hold harmless the Medtronic Group from and against any and all Liabilities that arise from the SplitCo Group’s possession or use of any transferred Employment Records to the extent caused by the SplitCo Group’s breach of this Agreement or applicable Law. The Medtronic Group shall indemnify and hold harmless the SplitCo Group from and against any and all Liabilities that arise from the Medtronic Group’s possession or use of Employment Records in violation of this Agreement or applicable Law.
SECTION 2.10. Deferred Markets. Notwithstanding anything to the contrary herein, the Parties will defer until after the Separation Date the transfer of any individual who is employed by a member of the Medtronic Group in a Deferred Market and provides services to the SplitCo Business (a “Deferred Market Employee”), and such Deferred Market Employee shall, until the applicable Deferred Separation Date, remain on Medtronic’s payroll and covered by any applicable Medtronic Benefit Plan. Notwithstanding the foregoing, any Deferred Market Employee will be considered a SplitCo Employee for all purposes of this Agreement. The transfer of each Deferred Market Employee shall occur on the applicable Deferred Separation Date in accordance with the terms and conditions set forth in Section 2.07 of the Separation Agreement, and Medtronic and SplitCo shall comply with Section 2.07 of the Separation Agreement with respect to the accrual and allocation of all costs and expenses incurred with respect to any Deferred Market Employee between the Separation Date and the applicable Deferred Separation Date. Unless otherwise specified in this Agreement, for any Deferred Market Employee, references in this Agreement to the “Standup Date” or “Separation Date” shall be treated as references to the applicable Deferred Separation Date. In the event SplitCo (a) directs Medtronic to terminate a Deferred Market Employee prior to such Deferred Market Employee’s Deferred Separation Date, or (b)(i) fails to make an offer of employment to a Deferred Market Employee that is a SplitCo Offer Employee as of the applicable Deferred Separation Date in accordance with Section 2.01(b) and (ii) the relevant member of the Medtronic Group terminates such Deferred Market Employee, any Liabilities arising from or incurred in connection with any such termination (including, without limitation, claims for severance and/or any related legal or outside counsel fees and expenses) shall be SplitCo Employee Liabilities. Medtronic shall transfer any SplitCo Assets and SplitCo Employee Liabilities that are assumed by SplitCo in connection with this Section 2.11(b), and the Parties shall prepare their financial statements with respect to such assumptions, in each case in accordance with GAAP.
SECTION 2.11. Post-Standup Date SplitCo Employee Determination.
(a) Ongoing Determination and Status Change. Following the date of this Agreement, Medtronic and SplitCo shall cooperate in good faith to (i) determine whether any additional individuals should be deemed “SplitCo Employees” for purposes of this Agreement, and (ii) assess whether any individuals previously designated as SplitCo Employees should be removed from, or reclassified within, the SplitCo Business, in each case due to changes in employment status, business assignment, or role and/or function. Such cooperation shall include evaluating individuals who may fall within the categories of employees contemplated by this Agreement, including any individuals whose employment status or business assignment was not finally determined or ascertained as of the date hereof.
(b) Process for Schedule Updates; Removals and Reclassifications. Upon Medtronic and SplitCo’s mutual determination that an individual shall be deemed a SplitCo Employee, removed as a SplitCo Employee, or reclassified within the SplitCo Business, the Parties shall (i) update Schedule I attached hereto and any other applicable employee schedules or exhibits to reflect such determination, removal or reclassification within ten (10) Business Days of the Parties’ mutual determination, and (ii) cooperate to implement any necessary payroll, tax withholding, employee benefit plan participation, equity compensation adjustments, and records updates with respect to such individual; provided, that with respect to any individual deemed a SplitCo Employee that is a SplitCo Offer Employee, a SplitCo Entity shall also make an offer of employment to commence on a date to be agreed between the Parties that complies with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, this Agreement. For any such individual, references in this Agreement to the “Standup Date” or “Separation Date” shall be treated as references to the first day and time at which the applicable individual commences employment with the SplitCo Group. The Parties recognize that transfers of Assets and/or Liabilities will require an initial transfer based on data available several months before the Standup Date, followed by one or more “true-up” adjustments to reflect changes between the time of the initial calculation and the effective date of the applicable transfer of any individual deemed a SplitCo Employee pursuant to this Section 2.11. The Parties shall cooperate to determine and effectuate the “true-up” adjustments, with such adjustments for any relevant Medtronic or SplitCo Benefit Plan to be completed in accordance with an agreed schedule that is acceptable to the plans’ actuaries and other service providers and in accordance with the terms of Section 2.04 hereof, the Separation Agreement and/or the Net Economic Benefit Agreement, as applicable. Medtronic shall transfer any SplitCo Assets and SplitCo Employee Liabilities that are assumed by SplitCo in connection with the true-up adjustments described in this Section 2.11(b), and the Parties shall prepare their financial statements with respect to such assumptions, in each case in accordance with GAAP.
(c) Periodic Reviews. For the period commencing on the date hereof and ending on the final Deferred Separation Date, Medtronic shall conduct periodic reviews of the SplitCo Employee Schedules (including Schedules I through II attached hereto) to identify necessary additions, removals and reclassifications, considering current staffing, business needs, and role and/or function assignments (each such review, a “Periodic Review”). Periodic Reviews shall be conducted quarterly (with the first Periodic Review to occur on the date that is six (6) months following the date hereof), unless otherwise agreed by the Parties in writing. In addition to quarterly Periodic Reviews, Medtronic shall conduct an additional Periodic Review within sixty (60) days prior to any Deferred Separation Date to confirm the Schedules are current and accurate as of such date. For each Periodic Review, (i) Medtronic shall provide SplitCo with written notice of each upcoming Periodic Review at least thirty (30) days prior to the commencement of such review, and (ii) within fifteen (15) days following such notice, Medtronic shall share with SplitCo a written summary of proposed Schedule updates, which summary shall include: (A) the specific employees proposed to be added to, removed from, or reclassified within the Schedules; (B) the rationale for each proposed change, including reference to the relevant staffing, business need, or role and/or function assignment supporting such change; and (C) the proposed effective date for each change. SplitCo shall have fifteen (15) Business Days following receipt of Medtronic’s information to review such information and provide written comments, questions, or proposed modifications to Medtronic. Medtronic shall consider in good faith any comments that SplitCo timely provides during such fifteen (15) Business Day period. The Parties shall use good faith efforts to agree upon the proposed Schedule updates within ten (10) Business Days following Medtronic’s receipt of SplitCo’s comments. Any agreed-upon updates shall be documented in writing and signed by authorized representatives of both Parties. The updated Schedules shall be deemed to amend and restate the applicable Schedules attached hereto as of the effective date specified in the written agreement.
(d) Interim Changes; Effective Dates and Administration. For any changes in the SplitCo Employee population that occur between Periodic Reviews, Medtronic shall use commercially reasonable efforts to notify SplitCo within ten (10) Business Days of any employee departures, role and/or function changes, or other events affecting any SplitCo Employee status and propose corresponding Schedule updates. Medtronic shall have no obligation to implement new tracking systems, modify its existing human resources information systems, change its accounting practices or principles, or otherwise alter its ordinary course business operations or practices to identify or report such changes. Unless otherwise agreed, removals from the SplitCo Business due to departure or role and/or function change shall be effective as of the date such employee ceases to primarily or materially serve the SplitCo Business, and reclassifications within the SplitCo Business shall be effective as of the date the new role and/or function commences. The Parties shall coordinate effective dates for payroll, tax withholding, benefit plan participation, equity award adjustments and records changes to minimize disruption and ensure compliance to the extent reasonably practicable and consistent with Medtronic’s existing systems and ordinary course practices, subject to the true-up adjustments described in Section 2.11(b).
(e) Dispute Resolution. If the Parties cannot agree on (i) whether an individual should be deemed a SplitCo Employee, (ii) whether an individual should be removed from or reclassified within the SplitCo Business, or (iii) the timing or content of the true-up adjustments described in Section 2.11(b) (a “Dispute”), such Dispute shall be resolved in accordance with the terms and conditions set forth in Section 11.02 of the Separation Agreement.
ARTICLE III
Collective Bargaining Agreements
SECTION 3.01. Continuity and Performance of Agreements.
(a) From and after the Standup Date (or such other date as is required by applicable Law), to the extent one or more members of the SplitCo Group becomes, or may become, a successor employer to the applicable member of the Medtronic Group under a SplitCo CBA pursuant to applicable Law or the terms of such SplitCo CBA, then such members hereby agree to become a successor employer to such SplitCo CBA, to comply with, honor and fulfill their obligations under such SplitCo CBA. Subject to the foregoing, such members of the SplitCo Group assume responsibility for, and Medtronic or the relevant member of the Medtronic Group shall cease to be responsible for or to otherwise have any Liability in respect of, such SplitCo CBA to the extent it pertains to any SplitCo Employee on or after the Standup Date; provided, however, that Medtronic shall retain Liabilities related to a SplitCo CBA that arise with respect to periods occurring prior to the Standup Date solely to the extent such Liabilities arose due to Medtronic’s material noncompliance with such SplitCo CBA prior to the Standup Date. To the extent the foregoing sentence is not applicable with respect to a SplitCo CBA, then, with respect to the SplitCo Employees subject to such SplitCo CBA, the members of the SplitCo Group shall be responsible for, and shall comply with, all obligations under applicable Law relating to collective bargaining and representation, including any that may be triggered as a result of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement, and shall indemnify the members of the Medtronic Group from any failure to so comply and for any obligations to such SplitCo Employees that may arise under the SplitCo CBAs on or after the Standup Date. Notwithstanding the foregoing, in the event the SplitCo Group negotiates, proposes, implements, or otherwise effectuates any modifications, amendments, replacements or terminations of any SplitCo CBA (collectively, “CBA Modifications”) following the Standup Date, (i) all such CBA Modifications shall be undertaken in compliance with all applicable labor and employment Laws, including without limitation any required consultation periods, information and consultation procedures, or advance notice requirements; any requirements for union consent, agreement, or good faith bargaining; any regulatory notifications, approvals, or authorizations; and any other procedural or substantive requirements imposed by the labor and employment Laws of the applicable jurisdiction, and (ii) Medtronic and the members of the Medtronic Group shall have no Liability whatsoever for, and SplitCo shall indemnify and hold harmless Medtronic and the members of the Medtronic Group from and against, any and all Liabilities, claims, demands, actions, suits, proceedings, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to (x) any CBA Modifications proposed, negotiated, or implemented by SplitCo or any member of the SplitCo Group after the Divestment Date, (y) any failure by SplitCo or any member of the SplitCo Group to comply with applicable labor and employment Laws in connection with any such CBA Modifications, or (z) any disputes, grievances, unfair labor practice charges, or other proceedings initiated by any labor organization, works council, employee representative body, or SplitCo Employee in connection with any such CBA Modifications.
(b) To the extent required by applicable Law, any SplitCo CBA, Medtronic CBA or any other Collective Bargaining Agreement, each Party shall cooperate and consult in good faith to provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Initial Public Offering or the Second Step Transaction.

ARTICLE IV
Welfare Plans
SECTION 4.01. General. The Parties agree and acknowledge that, except as otherwise provided in any Ancillary Agreement, as of the Standup Date (or such earlier date as agreed between the Parties), one or more members of the SplitCo Group have established or caused to be established Welfare Plans for the benefit of the SplitCo Employees and their dependents, including any Former SplitCo Employees and their dependents (each such plan, a “SplitCo Welfare Plan”). The SplitCo Group shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SplitCo Employees or their dependents under a SplitCo Welfare Plan on or after the Standup Date.
SECTION 4.02. Participation in SplitCo Welfare Plans. The Parties agree and acknowledge that, except as otherwise provided in any Ancillary Agreement, as of the Standup Date (or such earlier date as agreed between the Parties), the SplitCo Employees shall have become eligible to participate in the SplitCo Welfare Plans, subject to the terms of such plans and such other terms as to which the Parties may agree. Except where prohibited by the terms of an insurance agreement required to establish the SplitCo Welfare Plans, the SplitCo Group has caused, or shall cause the SplitCo Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations and any evidence of insurability requirements applicable to any SplitCo Employees and their dependents, other than such limitations, exclusions, conditions and requirements that were in effect with respect to such SplitCo Employees as of immediately prior to the date the applicable SplitCo Employee commenced participation in the SplitCo Welfare Plans, in each case under the applicable Medtronic Welfare Plan, and (ii) for SplitCo Welfare Plans established primarily for the benefit of SplitCo employees in the U.S. and Puerto Rico, use commercially reasonable efforts to honor any deductibles, out-of-pocket maximums and co-payments incurred by the SplitCo Employees under the applicable Medtronic Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such SplitCo Welfare Plans for the plan year in which the applicable SplitCo Employee commenced participation in the SplitCo Welfare Plans; provided, that there shall be no duplication of benefits for SplitCo Employees under such SplitCo Welfare Plans.
SECTION 4.03. Claims Incurred. For purposes of this Agreement, claims shall be considered to be incurred as follows: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (ii) short-term and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. For the avoidance of doubt, the SplitCo Group shall be solely and exclusively responsible for all claims incurred under a SplitCo Welfare Plan on or after the Standup Date, and the Medtronic Group shall maintain responsibility for any claims incurred under a Welfare Plan prior to the Standup Date.

SECTION 4.04. Transition Services. The Parties acknowledge that the Medtronic Group or the SplitCo Group may provide administrative services for certain of the other Party’s compensation and benefit plans for a transitional period under the terms of the TSA, which such administrative services shall be governed by, and provided in accordance with, the terms and conditions of the TSA.
SECTION 4.05. No Transfer of Assets Pertaining to Welfare Plans. Nothing in this Agreement shall require any member of the Medtronic Group or any Medtronic Welfare Plan to transfer Assets or reserves with respect to the Medtronic Welfare Plans to any member of the SplitCo Group or any SplitCo Welfare Plan.
ARTICLE V
Pension Plans
SECTION 5.01. General. Medtronic shall take all such actions as may be necessary to ensure that each SplitCo Employee who was actively accruing benefits under a Medtronic OUS Pension Plan immediately prior to the Standup Date (an “Active Participant”) shall cease to be an active participant under such Pension Plan effective as of the Standup Date, regardless of whether such SplitCo Employee remains employed in a position that would otherwise be covered by the applicable Medtronic OUS Pension Plan but for the transfer to the SplitCo Group; provided, however, that such cessation of participation shall occur earlier to the extent required under the terms of the applicable Medtronic OUS Pension Plan or applicable Law. SplitCo shall take all such actions as may be necessary to ensure that each Active Participant shall become a participant in one or more plans established or designated by SplitCo which provide pension and/or lump sum benefits on retirement and/or leaving service (collectively, the “SplitCo Pension Plan”) effective as of the Standup Date (or such earlier date to the extent required under the terms of the applicable Medtronic OUS Pension Plan or applicable Law). For the avoidance of doubt, the U.S. defined benefit qualified retirement plans, the “Medtronic Retirement Plan” and the “Medtronic Retirement Plan for Certain Participants and Beneficiaries,” will remain with Medtronic and no assets or liabilities will be transferred to SplitCo with respect to such plans. References in this Article V to the “Standup Date” shall be treated as references to the “Deferred Separation Date” or the “Deferred Employee Date” in the case of Deferred Market Employees or SplitCo Visa Employees, respectively.
SECTION 5.02. Transferring Pension Plan Assets and Liabilities
(a) General. Where Assets and/or Liabilities of a Medtronic OUS Pension Plan are required to transfer to one or more members of the SplitCo Group or to a SplitCo Pension Plan under applicable Law or the governing documentation of the Medtronic OUS Pension Plan as a result of any of the transactions contemplated by this Agreement, or where a transfer of Assets and/or Liabilities upon any such event is otherwise agreed between the Parties, as set forth, respectively, on Schedule IV or Schedule V hereof, as applicable (in each such case, the applicable Medtronic OUS Pension Plan shall be a “Transferring Pension Plan”), the Parties shall cooperate to ensure that (i) the relevant SplitCo Entity shall provide, or procure the provision of, rights for and in respect of each SplitCo Employee to which such transfer relates which are substantially comparable in the aggregate to those for and in respect of each such SplitCo Employee in the relevant Transferring Pension Plan at the effective date of transfer, unless otherwise agreed between the Parties; (ii) if there is to be a transfer of Assets: (A) on or prior to the Standup Date, one or more members of the SplitCo Group shall establish or cause to be established a SplitCo Pension Plan, including any related trust, which is capable of accepting such transfer of Assets; and (B) the amount of Assets to be transferred shall be (x) such amount as is determined in accordance with applicable Law or the governing documentation of the Medtronic OUS Pension Plan; (y) if applicable Law or the governing documentation do not specify an amount, the amount held to or for the benefit of each relevant SplitCo Employee, or (z) if neither (x) nor (y) apply, a proportion of the Assets of the Medtronic OUS Pension Plan which is equal, or referable, to the proportion or allocation of the Liabilities which are being transferred.
(b) Indemnification. In the event that any transfer of Liabilities and/or Assets pursuant to this Section 5.02 occurs after the Standup Date, the SplitCo Group shall indemnify, defend and hold harmless the members of the Medtronic Group and the applicable Transferring Pension Plan from and against all Liabilities incurred by the Medtronic Group or the Transferring Pension Plan relating to, arising out of or resulting from such delayed transfer, but only to the extent such delay is caused by SplitCo’s failure to reasonably cooperate with Medtronic or other failure to take actions required of it under this Agreement, including (i) the administrative costs and expenses incurred by the Medtronic Group or the Transferring Pension Plan relating to the continued participation of any SplitCo Employees and each of their beneficiaries in the Transferring Pension Plan after the Standup Date, (ii) other Liabilities incurred by the Medtronic Group or the Transferring Pension Plan as a result of the Medtronic Group permitting the SplitCo Employees and each of their beneficiaries to participate in the Transferring Pension Plan after the Standup Date, (iii) Liabilities incurred by the Medtronic Group or the Transferring Pension Plan as a result of the termination of employment, or changes to the employment terms, of any SplitCo Employee by the SplitCo Group after the Standup Date and (iv) in the event that any transaction contemplated by such arrangement requires the consent of any SplitCo Employee, any payments or benefits that the Medtronic Group makes or provides to such SplitCo Employee in order to obtain such consent, as reasonably determined by the Medtronic Group after consultation with the SplitCo Group. For the avoidance of doubt, the SplitCo Group shall have no indemnification obligation under this Section 5.02 to the extent any delay in transfer results exclusively from (A) requirements of applicable Law, (B) a required approval or consent from a third party, or (C) any act or omission of any member of the Medtronic Group.
ARTICLE VI
Defined Contribution Plans
SECTION 6.01. Establishment of SplitCo U.S. Savings Plan. The Parties acknowledge and agree that one or more members of the SplitCo Group has established or caused to be established one or more defined contribution plans and trusts with respect to each Medtronic U.S. Savings Plan for the benefit of the SplitCo Employees (each such plan, a

“SplitCo U.S. Savings Plan”). The members of the SplitCo Group have taken, or shall take, all necessary and appropriate actions to establish, maintain and administer the SplitCo U.S. Savings Plans so that they qualify under Section 401(a) of the Code and the related trusts thereunder are exempted from U.S. federal income Tax under Section 501(a)(1) of the Code or, to the extent applicable, the applicable provisions of the Internal Revenue Code of Puerto Rico and the regulations and guidance thereunder (the “Puerto Rico Code”).
SECTION 6.02. Transfer and Assumption of Liabilities. Subject to the transfer of Assets described in Section 6.03, the Parties acknowledge and agree that, effective as of the Standup Date or such other date to which the Parties have mutually agreed (the “Savings Plan Transfer Date”), members of the SplitCo Group and the applicable SplitCo U.S. Savings Plan have assumed and become solely responsible for all Liabilities under the corresponding Medtronic U.S. Savings Plan for or relating to SplitCo Employees. From and after the Standup Date, the members of the SplitCo Group are responsible for all ongoing rights of or relating to SplitCo Employees for future participation (including the right to make contributions through payroll deductions) in the SplitCo U.S. Savings Plans. SplitCo shall take all necessary action, if any, to qualify the SplitCo U.S. Savings Plans under the applicable provisions of the Code or the Puerto Rico Code and shall make any and all filings and submissions to the appropriate Governmental Authority required to be made by it in connection with the transfer of Assets described in Section 6.03.
SECTION 6.03. Trust to Trust Transfer of Assets. Members of the Medtronic Group have caused, or as soon as practicable following the Standup Date shall cause, the account balances (including outstanding loan balances, if any) in each Medtronic U.S. Savings Plan (or its related trust) attributable to SplitCo Employees to be transferred in cash and in-kind (including participant loans) to the applicable SplitCo U.S. Savings Plan (or its related trust), and members of the SplitCo Group have caused, or shall cause, the applicable SplitCo U.S. Savings Plan (or its related trust) to accept such transfer of account balances (including participant loans), subject in each case to Section 6.04. Such transfers shall be conducted in accordance with applicable Law (including, to the extent applicable, Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA and the Puerto Rico Code). Without limiting the generality of the foregoing, the fiduciaries of the SplitCo U.S. Savings Plans and the Medtronic U.S. Savings Plans shall cooperate in good faith to effect the transfers contemplated by this Section 6.03 in an efficient and effective manner and in the best interests of participants and beneficiaries, including determining whether and to what extent any investments held under the Medtronic U.S. Savings Plans (other than participant loans) shall be transferred in-kind or liquidated or remain in the Medtronic U.S. Savings Plan, as will be the case for investments in the Medtronic stock fund, prior to the date of such transfer in order to enable the value of such investments to be transferred to the SplitCo U.S. Savings Plans in cash or cash equivalents.
SECTION 6.04. Plan Fiduciaries
(a) For all periods on and after the Standup Date, the Parties agree that the applicable fiduciaries of each of the Medtronic U.S. Savings Plans and the SplitCo U.S. Savings Plan, respectively, shall have the authority with respect to the Medtronic U.S. Savings Plans and the SplitCo U.S. Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.
(b) Medtronic and SplitCo shall assume sole responsibility for ensuring that their respective savings plans are maintained in compliance with applicable Laws (including the fiduciary requirements under ERISA) with respect to holding shares of their respective common stock and common stock of the other Party.
SECTION 6.05. Limitation of Liability. For the avoidance of doubt, members of the Medtronic Group shall have no responsibility for any failure of any member of the SplitCo Group to properly administer the SplitCo U.S. Savings Plans in accordance with their terms and applicable Law, including any failure to properly administer the accounts of SplitCo Employees and their respective beneficiaries. For clarity, this does not apply to failures to the extent arising exclusively out of Medtronic’s acts or omissions (including the provision of inaccurate, incomplete, or untimely data).
SECTION 6.06. Non-U.S. Defined Contribution Plans. Medtronic shall take all such actions to ensure that each SplitCo Employee who is an active participant in a Medtronic Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United States (each, a “Non-U.S. DC Plan”) shall cease active participation in such plan as from the Standup Date. One or more members of the SplitCo Group shall procure that, as of the Standup Date and in compliance with Section 2.03 hereof and applicable Law, such SplitCo Employees will be offered participation in a pension plan established or designated by a SplitCo Entity. The Parties shall be under no obligation to effect the transfer of any Liabilities under a Non-U.S. DC Plan attributable to service of SplitCo Employees for the period prior to the Standup Date, except as required by applicable Law or the governing documentation of any Non-U.S. DC Plan, and Medtronic shall continue to be liable for such Liabilities except in relation to any such Liabilities which are transferred from such Non-U.S. DC Plan; provided, that where, in order to comply with applicable Law or the governing documentation of such Non-U.S. DC Plan or with the aim of ensuring compliance with Section 2.03 hereof, Medtronic has commenced, or committed to, making any enhanced benefits or other employer-funded contributions or payments to any SplitCo Employee or to any Benefit Plan under or in connection with the SplitCo Employee’s membership of any Non-U.S. DC Plan (each a “DC Compliance Payment”), which payment is to be made in installments or on a deferred basis after the Standup Date, one or more members of the SplitCo Group shall, from and after the Standup Date, assume and be obligated to continue making such DC Compliance Payments to the applicable SplitCo Employees in accordance with the payment schedule and amounts that would have been payable absent the Separation. SplitCo shall be solely responsible for any and all Liabilities arising out of or relating to post-Standup Date installments of all DC Compliance Payments, including without limitation (a) any funding obligations or shortfalls, (b) compliance with applicable Law governing the timing, amount, and priority of such payments, (c) all administrative obligations and costs associated with making such payments, and (d) any claims, penalties, or other Liabilities resulting from failure to make such payments when due or in the amounts required; provided, further, that Medtronic shall remain responsible for any portion of such DC Compliance Payments that are settled or required to be settled prior to the Standup Date in accordance with applicable Law, the terms of any relevant Benefit Plan or otherwise. References in this Article VI to the “Standup Date” shall be treated as references to the “Deferred Separation Date” or the “Deferred Employee Date” in the case of Deferred Market Employees or SplitCo Visa Employees, respectively.
ARTICLE VII
Equity-Based Incentive Compensation Awards
SECTION 7.01. SplitCo Stock Plan. Prior to the Separation Date, the SplitCo Group shall adopt, establish and maintain an equity compensation plan (the “SplitCo Stock Plan”); provided, that the SplitCo Group shall not grant any equity-based incentive compensation awards pursuant to the SplitCo Stock Plan or otherwise prior to the Divestment Date without Medtronic’s prior written consent.
SECTION 7.02. Restricted Share Unit Awards. Effective as of the Separation Date, (a) each Medtronic RSU Award that is outstanding and unvested as of immediately prior to the Separation Date and held by a SplitCo Employee shall be converted, as of the Separation Date, into a SplitCo restricted share unit award granted under the SplitCo Stock Plan (a “SplitCo RSU Award”), with such number of shares of SplitCo Common Stock subject to the SplitCo RSU Award equal to the number of Medtronic Parent Ordinary Shares subject to the Medtronic RSU Award as of immediately prior to the Separation Date multiplied by the Conversion Ratio, and (b) all Medtronic Dividend Equivalent Units if any, accrued but unpaid as of immediately prior to the Separation Date with respect to each such Medtronic RSU Award shall be converted into SplitCo Dividend Equivalent Units, with the number of SplitCo Dividend Equivalent Units equal to the number of Medtronic Dividend Equivalent Units as of immediately prior to the Separation Date multiplied by the Conversion Ratio, with such SplitCo RSU Award and SplitCo Dividend Equivalent Units collectively rounded to the nearest whole share, and such converted SplitCo Dividend Equivalent Units shall be assumed by SplitCo and become an obligation in connection with the applicable SplitCo RSU Award. Each SplitCo RSU Award and SplitCo Dividend Equivalent Unit shall have substantially the same terms and conditions (including with respect to vesting) as the corresponding Medtronic RSU Award or Medtronic Dividend Equivalent Unit, as applicable, to which it relates, except as provided herein, and shall continue to vest based on continued service with the SplitCo Group.
SECTION 7.03. Performance Share Unit Awards.
(a) Effective as of the Separation Date, (i) each Medtronic PSU Award that is outstanding and unvested as of immediately prior to the Separation Date and held by a SplitCo Employee shall be converted, as of the Separation Date, into a SplitCo RSU Award, with such number of shares of SplitCo Common Stock subject to the SplitCo RSU Award equal to (1) the number of Medtronic Parent Ordinary Shares subject to the Medtronic PSU Award as of immediately prior to the Separation Date assuming achievement of performance targets based on (x) in the case of the Medtronic 2025 PSU Awards, the projected level of performance as of the Separation Date, as determined by the Compensation and Talent Committee of the Medtronic Board, and (y) in the case of the Medtronic 2026 PSU Awards, the target level of performance, multiplied by (2) the Conversion Ratio, and (ii) all Medtronic Dividend Equivalent Units, if any, accrued but unpaid as of immediately prior to the Separation Date with respect to each such Medtronic PSU Award shall be converted into SplitCo Dividend Equivalent Units, with the number of SplitCo Dividend Equivalent Units equal to the number of Medtronic Dividend Equivalent Units as of immediately prior to the Separation Date multiplied by the Conversion Ratio, with such SplitCo RSU Award and SplitCo Dividend Equivalent Units collectively rounded to the nearest whole share, and such converted SplitCo Dividend Equivalent Units shall be assumed by SplitCo and become an obligation in connection with the applicable SplitCo RSU Award. Each SplitCo RSU Award and SplitCo Dividend Equivalent Unit shall have substantially the same terms and conditions (including with respect to vesting, except that such award shall not be subject to any performance-based vesting conditions) as the corresponding Medtronic PSU Award or Medtronic Dividend Equivalent Unit, as applicable, to which it relates, except as provided herein, and shall continue to vest based on continued service with the SplitCo Group. Any SplitCo RSU Award that was converted from a Medtronic PSU Award that is subject to an existing deferral election shall continue to be subject to such election and, following the applicable vesting date, shall be credited to the applicable participant’s account as an award of deferred stock units settled in stock relating to shares of SplitCo Common Stock (a “SplitCo DSU Award”) under the applicable SplitCo Nonqualified Plan.
(b) As of the Separation Date, each Medtronic 2024 PSU Award that is outstanding and unvested as of immediately prior to the Separation Date held by any SplitCo Employee as of the Separation Date shall remain denominated in Medtronic Parent Ordinary Shares and continue to be eligible to vest based on such SplitCo Employee’s continued service with the Medtronic Group or the SplitCo Group, as applicable, through the vesting date, and the actual level of performance through the Medtronic 2026 fiscal year, as determined by the Compensation and Talent Committee of the Medtronic Board. Medtronic may adjust the terms of the Medtronic 2024 PSU Award as Medtronic determines, in its sole discretion, to be appropriate to preserve the intrinsic value of such awards as of immediately prior to and immediately following the Separation Date, which adjustment shall not result in any Liability to the SplitCo Group. Medtronic shall retain all Liabilities with respect to each such Medtronic 2024 PSU Award, other than those that are subject to an existing deferral election under the CAP, and shall settle each such vested Medtronic 2024 PSU Award that is not subject to an existing deferral election in Medtronic Parent Ordinary Shares. Following vesting of the Medtronic 2024 PSU Awards in accordance with the Medtronic Stock Plans (which vesting is expected to occur in April 2026), (A) each Medtronic 2024 PSU Award that is subject to an existing deferral election under the CAP shall be converted into a SplitCo DSU Award, with the number of shares of SplitCo Common Stock subject to the SplitCo DSU Award equal to (x) the number of Medtronic Parent Ordinary Shares earned pursuant to such Medtronic 2024 PSU Award (as determined in accordance with the first sentence of this Section 7.03(b)), multiplied by (y) the Conversion Ratio, and (B) all Medtronic Dividend Equivalent Units, if any, accrued but unpaid as of immediately prior to the Separation Date with respect to each such Medtronic 2024 PSU Award subject to an existing deferral election under the CAP shall be converted into SplitCo Dividend Equivalent Units, with the number of SplitCo Dividend Equivalent Units equal to the number of Medtronic Dividend Equivalent Units as of immediately prior to the Separation Date multiplied by the Conversion Ratio, with such SplitCo DSU Award and SplitCo Dividend Equivalent Units collectively rounded to the nearest whole share, and such converted SplitCo Dividend Equivalent Units shall be assumed by SplitCo and become an obligation in connection with the applicable SplitCo DSU Award. All SplitCo DSU Awards and accrued but unpaid SplitCo Dividend Equivalent Units shall be credited to the participant’s account under the applicable SplitCo Nonqualified Plan as soon as reasonably practicable following the vesting date of such Medtronic 2024 PSU Awards.
SECTION 7.04. Deferred Share Awards.
(a) Effective as of the Separation Date, each Medtronic DSU Award (including any Medtronic Deferred PSU Award for which the applicable performance period ended prior to the Medtronic 2026 fiscal year) and that has been settled and credited to a participant’s account under the CAP as a Medtronic DSU Award shall be converted, as of the Separation Date, into a SplitCo DSU Award, with the number of shares of SplitCo Common Stock subject to the SplitCo DSU Award equal to (i) the number of Medtronic Parent Ordinary Share units subject to the Medtronic DSU Award as of immediately prior to the Separation Date, multiplied by (ii) the Conversion Ratio.
(b) The SplitCo Group shall cause the applicable SplitCo Nonqualified Plan to recognize and maintain all deferral and distribution elections and beneficiary designations made by SplitCo Employees with respect to Medtronic DSU Awards, including as set forth in Section 7.04(a) and (b), unless and until such time as a new election that by its terms supersedes the original election is made by the applicable SplitCo Employee in accordance with applicable Law (including Section 409A of the Code) and the terms and conditions of the applicable SplitCo Nonqualified Plan. The conversion of Medtronic DSU Awards pursuant to this Section 7.04 shall be automatic and mandatory, and no action by, or consent of, the holder of any such award shall be required to effectuate such conversion. No holder of a Medtronic DSU Award shall have any discretion to elect an alternative treatment with respect to such award. The treatment of Medtronic DSU Awards under this Section 7.04 shall be coordinated with the provisions of Article IX (Non-Qualified Deferred Compensation), and the SplitCo Group shall assume all Liabilities and obligations with respect to SplitCo Employees under the CAP relating to Medtronic DSU Awards, which Liabilities and obligations shall be transferred to and administered under the applicable SplitCo Nonqualified Plans in accordance with Section 9.01(b).
(c) The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement shall trigger a payment or distribution of compensation of the Medtronic DSU Awards (including Medtronic Deferred PSU Awards) and, consequently, the payment or distribution of any compensation to which any such participant is entitled under such award shall occur only upon such participant’s separation from service from the SplitCo Group, as applicable, or at such other time as provided pursuant to the terms of the applicable award.
SECTION 7.05. Option Awards. With respect to each Medtronic Option Award that is outstanding and unvested as of immediately prior to the Separation Date and held by any SplitCo Employee as of the Separation Date, Medtronic shall cause such Medtronic Option

Award to be vested as of immediately prior to the Separation Date, and such Medtronic Option Award shall remain denominated in Medtronic Parent Ordinary Shares. In consideration for such acceleration of vesting with respect to the unvested portion of outstanding Medtronic Option Awards, the term of each Medtronic Option Award held by any SplitCo Employee, whether vested or unvested as of immediately prior to the Separation Date, shall be shortened to the earlier of (a) five (5) years from the Separation Date and (b) the remaining term of such Medtronic Option Award. Medtronic may further adjust the terms of the Medtronic Option Award as Medtronic determines, in its sole discretion, to be appropriate to preserve the intrinsic value of such awards as of immediately prior to and immediately following the Separation Date, which adjustment shall not result in any Liability to the SplitCo Group. Medtronic shall retain all Liabilities with respect to each such Medtronic Option Award.
SECTION 7.06. Equity Awards Granted in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Article VII, the provisions of this Article VII may be modified by the Parties to the extent necessary to address legal, regulatory or Tax issues or requirements and/or to avoid undue cost or administrative burden arising out of the application of this Article VII to equity-based incentive compensation awards subject to non-U.S. Laws, including in the case of Deferred Market Employees.
SECTION 7.07. Settlement; Tax Reporting and Withholding. Upon the vesting, payment or settlement, as applicable, of SplitCo RSU Awards, SplitCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each SplitCo Employee and shall be responsible for all income Tax reporting in respect of SplitCo RSU Awards. Medtronic shall be solely entitled to claim all income Tax deductions arising from vesting, settlement, exercise, or other payment of compensation in respect of Retained Medtronic Awards, and SplitCo shall not claim, and shall cause each SplitCo Group member not to claim, any Tax deduction with respect to Retained Medtronic Awards. SplitCo shall, and shall cause each SplitCo Group member to, cooperate with Medtronic to ensure Medtronic receives all information, documentation, and reporting necessary to claim applicable Tax deductions with respect to Retained Medtronic Awards, including timely provision of settlement data, Tax withholding data, and participant compensation information. If Retained Medtronic Awards are administered through SplitCo’s platform pursuant to Section 7.08 hereof, SplitCo shall issue all required Tax reporting forms (including Forms W-2, 1099, or applicable non-U.S. equivalents) clearly identifying Medtronic (or the applicable Medtronic Group member) as the entity entitled to the associated Tax deduction. For U.S. federal income Tax purposes, Medtronic (or the applicable Medtronic Group member) shall be treated as the “employer” within the meaning of Section 3401(d) of the Code with respect to Retained Medtronic Awards, and SplitCo (or the applicable SplitCo Group member) shall be treated as Medtronic’s agent for Tax withholding and reporting obligations to the extent SplitCo administers such awards pursuant to Section 7.08.
SECTION 7.08. Administrative Arrangements. The administrative arrangements for Retained Medtronic Awards shall be mutually determined and agreed. The Parties may, by mutual agreement, elect to administer the Retained Medtronic Awards through (a) Medtronic’s existing equity compensation systems and service providers, (b) SplitCo’s equity compensation platform and service providers, or (c) such other arrangement as mutually agreed (the “Administrative Model”). The Parties shall determine the Administrative Model no later than sixty (60) days prior to the Separation Date, or such later date as mutually agreed. In the event the Retained Medtronic Awards are administered through SplitCo’s platform, SplitCo shall, upon vesting, payment, settlement, or exercise of such Retained Medtronic Awards: (i) calculate and withhold all applicable Taxes in accordance with applicable Law and the Medtronic Stock Plans, (ii) timely remit all withheld Taxes to applicable Governmental Authorities, (iii) facilitate delivery of Medtronic Parent Ordinary Shares to participants (or process cashless exercise transactions), and (iv) provide Medtronic timely notice and documentation of all such transactions. Medtronic shall provide SplitCo with Medtronic Parent Ordinary Shares (or cash, as mutually agreed) necessary to satisfy settlement obligations in advance of settlement dates or on such other timeline as mutually agreed.
SECTION 7.09. Retained Medtronic Award Liabilities. Medtronic shall retain all Liabilities with respect to the Retained Medtronic Awards; provided, that if SplitCo (or any SplitCo Group member) administers Retained Medtronic Awards pursuant to Section 7.08 hereof, SplitCo shall indemnify, defend, and hold harmless the Medtronic Group from all Liabilities arising from any failure by SplitCo to (a) properly calculate, withhold, remit, or report Taxes with respect to Retained Medtronic Awards, including any penalties, interest, or additional Taxes imposed on Medtronic, any Medtronic Group member, or any participant, (b) comply with applicable securities Laws, Tax Laws, data protection Laws, or other legal requirements in administering Retained Medtronic Awards, or (c) timely or accurately process exercises, settlements, vesting events, or other transactions with respect to Retained Medtronic Awards, including any damages, costs, or expenses incurred by Medtronic, any Medtronic Group member, or any participant.
SECTION 7.10. Registration and Other Regulatory Requirements. SplitCo shall file a registration statement on Form S-8 with respect to the shares of SplitCo Common Stock authorized for issuance under the SplitCo Stock Plan on the Separation Date. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Article VII, including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. The adjustments set forth above, as determined by and subject in all cases to the approval of the Medtronic Board and the Compensation and Talent Committee of the Medtronic Board, pursuant to their authority under the applicable Medtronic Stock Plan, shall be the sole adjustments made with respect to the Medtronic equity-based awards in connection with the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement.
ARTICLE VIII
Certain Other Arrangements
SECTION 8.01. Annual Incentive Awards.
(a) Medtronic shall retain all Liabilities for any annual cash incentive compensation payable to eligible SplitCo Employees in respect of the Medtronic 2025 fiscal year, which amounts shall be paid in the ordinary course of business in accordance with the terms and conditions of the applicable plans and consistent with Medtronic’s policies and procedures as in effect from time to time.
(b) The SplitCo Group shall assume all Liabilities for any cash incentive compensation payable under any Medtronic Benefit Plan or SplitCo Benefit Plan in respect of the portion of the 2026 fiscal year following the Standup Date with respect to the SplitCo Employees, and the Medtronic Group shall have no Liability in respect of such annual incentives; provided, that one or more members of the SplitCo Group shall, from and after the Standup Date, assume and be obligated to make such cash incentive compensation payments in respect of the entire 2026 fiscal year to the applicable SplitCo Employees in accordance with the payment schedule and amounts that would have been payable absent the Separation and pursuant to the applicable Medtronic Benefit Plan or SplitCo Benefit Plan. SplitCo shall be solely responsible for any and all Liabilities arising out of or relating to such payment, including without limitation (i) all administrative obligations and costs associated with making such payments, and (ii) any claims, penalties, or other Liabilities resulting from failure to make such payments when due or in the amounts required.
(c) References in this Article VI to the “Standup Date” shall be treated as references to the “Deferred Separation Date” or the “Deferred Employee Date” in the case of Deferred Market Employees or SplitCo Visa Employees, respectively.
SECTION 8.02. Long-Term Cash Incentive Awards.
(a) The SplitCo Group shall assume all Liabilities for any long-term cash incentive awards granted under any Medtronic Benefit Plan that are outstanding as of the Separation Date and held by SplitCo Employees, including any such awards subject to cliff vesting requirements. Such awards shall continue to vest and be settled in accordance with their original terms and conditions as set forth in the applicable Medtronic Benefit Plan, except that vesting shall be based on continued service with the SplitCo Group following the Separation Date.
(b) Following the Separation Date, any long-term cash incentive awards assumed by the SplitCo Group pursuant to this Section 8.02 shall be paid through the SplitCo Group’s payroll systems upon vesting in accordance with the terms and conditions of the applicable Medtronic Benefit Plan and the SplitCo Group’s policies and procedures as in effect from time to time. The Medtronic Group shall have no Liability in respect of any long-term cash incentive awards assumed by the SplitCo Group pursuant to this Section 8.02.
SECTION 8.03. Restrictive Covenants in Individual Agreements. To the extent permitted under applicable Law, following the Standup Date, the SplitCo Group shall be considered to be successors to the Medtronic Group for purposes of all agreements containing restrictive covenants (including confidentiality provisions) between the Medtronic Group and any SplitCo Employee executed prior to the Standup Date such that the Medtronic Group and the SplitCo Group shall each enjoy the rights and benefits under such agreements, with respect to their respective business operations; provided, however, that (a) in no event shall the Medtronic

Group be permitted to enforce any restrictive covenants against any SplitCo Employees (determined as of the Standup Date) solely with respect to their services in their capacity as employees of the SplitCo Group and (b) in no event shall the SplitCo Group be permitted to enforce any restrictive covenants against any Medtronic Employees (determined as of the Standup Date) solely with respect to their services in their capacity as employees of the Medtronic Group.
SECTION 8.04. Severance.
(a) Without limiting the generality of the definition of SplitCo Employee Liabilities, any severance that becomes payable prior to, on or after the Standup Date (including any severance or termination-related Liabilities arising due to failure of a SplitCo Employee to continue employment on or after the Separation other than in the case of Refusal Employees) to (i) any SplitCo Employee (including SplitCo Leave Employees) or (ii) any Former SplitCo Employee, in each case, under any severance plan, program, agreement or arrangement (whether of the Medtronic Group, the SplitCo Group or otherwise) shall be a SplitCo Employee Liability, and the Medtronic Group shall have no Liability in respect of such severance.
(b) Notwithstanding anything herein to the contrary, the Parties agree to the allocation of certain severance and termination-related Liabilities expected to arise prior to the Separation in accordance with and pursuant to the terms and principles set forth on Schedule III to this Agreement.
(c) It is not intended that any Medtronic Employee or SplitCo Employee will be eligible for severance payments from the Medtronic Group or the SplitCo Group as a result of the transfer or change of employment from the Medtronic Group to the SplitCo Group or from the SplitCo Group to the Medtronic Group or the occurrence of the Initial Public Offering or the Second Step Transaction; provided that in the event any Liabilities are incurred as a result of any claim for severance or other similar payments or benefits incurred in connection with any such transfer or change of employment or the occurrence of the Initial Public Offering or the Second Step Transaction, such Liabilities shall be Medtronic Employee Liabilities to the extent relating to a Medtronic Employee or Former Medtronic Employee, or SplitCo Employee Liabilities to the extent relating to a SplitCo Employee or Former SplitCo Employee, as applicable.
SECTION 8.05. SplitCo Employee Stock Purchase Plan.
(a) Prior to the Separation Date, the SplitCo Group shall adopt, establish and maintain an employee stock purchase plan (the “SplitCo ESPP”) that will provide benefits that are similar to those provided under the Medtronic ESPP immediately before the Separation Date.
(b) The administrator of the Medtronic ESPP shall take all actions necessary and appropriate to provide that all payroll deductions and other contributions of the participants in the Medtronic ESPP who are SplitCo Employees and Former SplitCo Employees shall cease on or before the Standup Date. Any accumulated contributions of SplitCo Employees and Former SplitCo Employees that remain in such participants’ accounts under the Medtronic ESPP as of the Standup Date, if any, shall be returned to such participant as promptly as practicable (but no later than thirty (30) Business Days) following the Standup Date.
(c) Medtronic shall retain the Medtronic ESPP and except as provided in this Agreement, the SplitCo Group assumes no liability with respect to, and receives no right or interest in, the Medtronic ESPP. Medtronic assumes no liability with respect to, and receives no right or interest in, the SplitCo ESPP.
SECTION 8.06. Individual Agreements. To the extent necessary, Medtronic shall assign, or cause an applicable member of the Medtronic Group to assign, to SplitCo or another member of the SplitCo Group, as designated by SplitCo, all Individual Agreements (including, without limitation, any retention agreements or other agreements providing for payments, benefits, or other obligations following the Standup Date), with such assignment to be effective as of no later than the Standup Date; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Standup Date, each member of the SplitCo Group shall be considered to be a successor to each member of the Medtronic Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the SplitCo Group shall enjoy all the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary). Effective as of the Standup Date, SplitCo shall, or shall cause an applicable member of the SplitCo Group to, assume and honor any Individual Agreement to the extent assigned to such member of the SplitCo Group pursuant to this Section 8.06, including, without limitation, all obligations to make payments (including retention payments), provide benefits, and bear all costs and expenses arising under or in connection with such Individual Agreements, whether such obligations arise before, on, or after the Standup Date. From and after the Standup Date, SplitCo shall be solely responsible for all such obligations, payments, costs, and Liabilities under the Individual Agreements, and Medtronic and the other members of the Medtronic Group shall have no further obligations or Liabilities with respect thereto.
SECTION 8.07. Director Compensation. The Medtronic Group shall be responsible for the payment of any fees for service on the Medtronic Board, and the SplitCo Group shall not have any responsibility for any such payments. With respect to any SplitCo non-employee director, the SplitCo Group shall be responsible for the payment of any fees for service on the SplitCo Board that are earned at any time after the Separation Date and Medtronic shall not have any responsibility for any such payments. Notwithstanding the foregoing, SplitCo shall commence paying quarterly cash retainers to SplitCo non-employee directors in respect of the quarter in which the Separation Date occurs; provided, that (a) if Medtronic has already paid such quarter’s cash retainers to non-employee members of the Medtronic Board prior to the Separation Date, then within thirty (30) days after the Separation Date, SplitCo shall pay Medtronic an amount equal to the portion of such payment that is attributable to non-employee directors’ service to SplitCo after the Separation Date, and (b) if Medtronic has not yet paid such quarter’s cash retainers to Medtronic non-employee directors prior to the Separation Date, then within thirty (30) days after the Separation Date, Medtronic shall pay SplitCo an amount equal to the portion of such payment that is attributable to non-employee directors’ service to Medtronic on and prior to the Separation Date.

SECTION 8.08. Vacation and Other Paid Time Off. Effective as of the Standup Date, a member of the SplitCo Group shall assume any Liability for vacation and other paid time-off benefits accrued or earned (but not yet taken) by the SplitCo Employees as of immediately prior to the Standup Date (after taking into account any such benefits that are forfeited on the Standup Date under the applicable policy of the Medtronic Group) or accrued or earned by SplitCo Employees thereafter, and shall be obligated to reimburse the members of the Medtronic Group with respect to required payments to the SplitCo Employees by the Medtronic Group in lieu of such vacation or other paid time-off benefits pursuant to applicable Law or any SplitCo CBA.
ARTICLE IX
Non-Qualified Deferred Compensation
SECTION 9.01. Treatment of Medtronic Non-Qualified Plans.
(a) Establishment of SplitCo Nonqualified Deferred Compensation Plans. As of the Standup Date, the SplitCo Group shall establish and maintain nonqualified deferred compensation plans substantially in the form of, and with terms and conditions that are, in all material respects, the same as the Medtronic Capital Accumulation Plan (“CAP”) and the Medtronic Nonqualified Retirement Plan Supplement (“NRPS”) (collectively, the “SplitCo Nonqualified Plans”), for the benefit of SplitCo Employees who participated in the CAP or NRPS, as applicable, immediately prior to the Standup Date. To the extent permitted or required by applicable Law, the SplitCo Group shall cause the SplitCo Nonqualified Plans to recognize and maintain, to the extent applicable, all elections (including distribution and investment elections) and beneficiary designations made by SplitCo Employees with respect to liabilities transferred from the Medtronic CAP and Medtronic NRPS, until such time as a new election that by its terms supersedes the original election is made by the applicable SplitCo Employee in accordance with applicable Law and the terms and conditions of the SplitCo Nonqualified Plans.
(b) Liability Transfer. Effective as of the Standup Date, the SplitCo Group shall assume all Liabilities and obligations with respect to SplitCo Employees (but not for Former SplitCo Employees) under the CAP and NRPS, and such Liabilities and obligations shall be transferred to and administered under the SplitCo Nonqualified Plans.
(c) NRPS Present Value Determination. To the extent that any NRPS benefit or portion thereof must be converted to a present value in connection with the transfer to the SplitCo Nonqualified Plans, the present value shall be determined by Medtronic, in its sole discretion, in accordance with the terms of the applicable plan and in a manner consistent with past practice and applicable law. The Parties agree to cooperate in good faith to facilitate the calculation and transfer of such present value amounts.
(d) NRPS FICA Tax Liability and Withholding. The Parties acknowledge that, in connection with the transfer of NRPS Liabilities to the SplitCo Nonqualified Plans, the payment of Federal Insurance Contributions Act (“FICA”) Taxes attributable to SplitCo Employees may be required. Any such FICA Tax liability that arises as a result of the transfer shall be withheld and remitted by the SplitCo Group following the Standup Date, and, to the extent required, shall be withheld from the compensation or other payments made to the affected SplitCo Employees by the SplitCo Group.
(e) Coordination with Other Plans. The SplitCo Nonqualified Plans shall coordinate with the SplitCo U.S. Savings Plan and any other applicable SplitCo retirement or savings plans, as appropriate, and shall not coordinate with any Medtronic qualified defined benefit pension plan.
(f) No Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement shall trigger a payment or distribution of compensation under the NRPS or the CAP and, consequently, the payment or distribution of any compensation to which any such participant is entitled under such plan shall occur only upon such participant’s separation from service from the SplitCo Group, as applicable, or at such other time as provided pursuant to the terms of the applicable plan.
(g) Miscellaneous. No assets shall be transferred from Medtronic to the SplitCo Group in connection with the transfer of liabilities under the CAP or NRPS. The Parties shall cooperate in good faith to provide all necessary information and documentation to effectuate the establishment and administration of the SplitCo Nonqualified Plans.
ARTICLE X
[Reserved]
SECTION 10.01. Reserved.
ARTICLE XI
Cooperation; Payroll Services; Liabilities/Assets and Actions; Access to Information; Confidentiality; Tax Deductions; Indemnification
SECTION 11.01. Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement; provided, that Medtronic shall determine in its sole discretion which (if any) Tax or securities filings, rulings or other actions to pursue prior to the Divestment Date regarding the treatment of Medtronic equity-based awards in connection with the Second Step Transaction; provided, further, that any Liabilities that may be incurred as a result of the Parties taking or failing to take any such actions (including in respect of the continuing service credit provided under Section 10.01) shall be SplitCo Employee Liabilities or Medtronic Employee Liabilities, as applicable, unless the Parties otherwise agree. Without limiting the generality of the preceding sentence, the Parties shall cooperate (a) in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) in connection with any audits of their respective payroll services (whether by a Governmental Authority in the United States or otherwise) in connection with the services provided by one Party to the other Party, (c) in connection with administering the Medtronic Benefit Plans and SplitCo Benefit Plans, (d) in good faith in connection with notifications to and consultations with works councils, labor unions and other employee representative bodies of employees of the Medtronic Group and the SplitCo Group, (e) in connection with tax reporting and withholding matters, including by: (i) promptly sharing Information regarding employee compensation, benefits, equity awards, and other payments that may be subject to tax reporting or withholding obligations in any jurisdiction; (ii) coordinating their respective tax reporting and withholding positions to ensure consistency in the treatment of employee compensation and benefits matters across both Groups; (iii) providing timely notice to the other Party of any proposed tax reporting or withholding position that may affect employees or former employees of the other Party or that may be inconsistent with positions taken or proposed to be taken by the other Party; and (iv) consulting in good faith to resolve any inconsistencies or conflicts in their respective tax reporting and withholding positions before filing any applicable tax returns or reports; (f) in taking commercially reasonable efforts to avoid duplicated tax liabilities, including by: (i) promptly notifying the other Party of any actual or potential duplicated tax liability, assessment, or claim that may arise in connection with employee compensation or benefits matters; (ii) sharing Information and coordinating strategies to prevent, minimize, or eliminate any duplicated tax liabilities that may be imposed on employees, former employees, or either Party; (iii) cooperating in good faith to determine which Party should bear responsibility for any unavoidable duplicated tax liability in accordance with the principles set forth in this Agreement; and (iv) taking reasonable steps to claim available foreign tax credits, treaty benefits, or other relief mechanisms to mitigate duplicated tax liabilities; and (g) in connection with any other matters reasonably necessary to effectuate the purposes of this Section 11.01. The obligations of the Medtronic Group and the SplitCo Group to cooperate pursuant to this Section 11.01 shall remain in effect until the later of (i) the date all audits of all Benefit Plans of one Party with respect to which the other Party may have Information have been completed and (ii) the date the applicable statute of limitations with respect to such audits has expired. The Medtronic Group and the SplitCo Group shall indemnify, defend and hold harmless the members of the SplitCo Group or the members of the Medtronic Group, as applicable, from and against any and all Liabilities incurred by the SplitCo Group or the Medtronic Group, as applicable, that arise out of or result from the failure of the Medtronic Group or the SplitCo Group (or successor employer), as applicable, to provide the cooperation described in this Section 11.01 on a timely basis.
SECTION 11.02. Payroll Services. Subject to the obligations of the Parties as set forth in the TSA, as of the Standup Date (or such earlier date as agreed between the Parties, the “Payroll Transition Date”), (a) the members of the SplitCo Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the SplitCo Employees and for any Liabilities with respect to garnishments of the salary and wages thereof and (b) the members of the Medtronic Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the Medtronic Employees and Former Medtronic Employees and for any Liabilities with respect to garnishments of the salary and wages thereof. The Parties acknowledge and agree that the Payroll Transition Date may vary by jurisdiction or SplitCo Employee population to align with applicable pay period cycles, the

Fair Labor Standards Act (FLSA) workweek requirements, or other operational considerations, and that SplitCo may assume payroll responsibility for certain SplitCo Employees prior to the Standup Date. Notwithstanding any earlier Payroll Transition Date, the Standup Date shall remain the effective date for all other purposes under this Agreement unless otherwise expressly provided herein.
SECTION 11.03. Liabilities/Assets and Actions. Any Liabilities to be assumed or retained by the SplitCo Group (including as set forth in Schedule V hereof) or the Medtronic Group pursuant to this Agreement shall be, respectively, SplitCo Employee Liabilities and Medtronic Employee Liabilities, in each case, as defined in, and for purposes of, the Separation Agreement. Any Assets to be transferred to or retained by the SplitCo Group (including as set forth in Schedule IV hereof) or the Medtronic Group pursuant to this Agreement shall be, respectively, SplitCo Assets and Medtronic Assets, in each case, as defined in, and for purposes of, the Separation Agreement. Any Actions relating to Benefit Plans, Medtronic Employees, SplitCo Employees, Former Medtronic Employees and Former SplitCo Employees shall be governed by Section 6.12 of the Separation Agreement.
SECTION 11.04. Access to Information; Confidentiality. Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.
SECTION 11.05. Tax Deductions. Subject to the terms and obligations of the Parties as set forth in the TMA, (a) the Medtronic Group shall be solely entitled to claim any income Tax deductions arising after the Standup Date with respect to any payment or benefit under any Medtronic Benefit Plan, including any Medtronic Stock Plan and the Retained Medtronic Awards, and (b) the SplitCo Group shall be solely entitled to claim any income Tax deduction arising after the Standup Date with respect to any payment or benefit under any SplitCo Benefit Plan, including the SplitCo Stock Plan.
SECTION 11.06. Indemnification. In the event that either Party is required to indemnify the other Party in connection with this Agreement, such indemnification obligations shall be governed by, and subject to the terms and conditions of, Article VI of the Separation Agreement, which is hereby incorporated into this Agreement by reference for such purposes.
ARTICLE XII
Miscellaneous
SECTION 12.01. Counterparts; Entire Agreement; Corporate Power. Section 11.01 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.02. Governing Law; Dispute Resolution; Jurisdiction. Section 11.02 of the Separation Agreement is incorporated by reference herein, mutatis mutandis. Except to the extent required by applicable Law, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such Conveyancing and Assumption Instrument.
SECTION 12.03. Assignability. Section 11.03 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.04. Third-Party Beneficiaries. Section 11.04 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.05. Notices. Section 11.05 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.06. Severability. Section 11.06 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.07. Headings. Section 11.09 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.08. Survival of Covenants. Section 11.10 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.09. Waivers of Default. Section 11.11 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.10. Specific Performance. Section 11.12 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.11. No Admission of Liability. Section 11.13 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.12. Section 409A. The Parties shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by this Agreement, the Separation Agreement and any other Ancillary Agreement shall not result in adverse Tax consequences under Section 409A of the Code to any SplitCo Employee (or any of their respective beneficiaries), in respect of their benefits under any Benefit Plan.
SECTION 12.13. Termination. Article X of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
SECTION 12.14. Amendments; Waivers. Section 11.14 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.

SECTION 12.15. Interpretation. Section 11.16 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MEDTRONIC GROUP HOLDING, INC.,

by

/s/ Brian Blackwood
Name: Brian Blackwood
Title: Vice President

KANGAROO US HOLDCO 2, INC.,

by

/s/ Chris Eso
Name: Chris Eso
Title: President
[Signature Page to Employee Matters Agreement]

Schedule I
SplitCo Employees

Schedule II
SplitCo Offer Transfer Jurisdictions

Schedule III
Certain Severance Allocation

Schedule IV
SplitCo Assets

Schedule V
SplitCo Employee Liabilities

Schedule VI
Medtronic Employee Liabilities